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magicJack VocalTec Ltd.

Fourth Quarter and Full Year 2016 Earnings Conference Call

March 15, 2017

C O R P O R A T E   P A R T I C I P A N T S

Don Carlos Bell III, President and Chief Executive Officer

Jose Gordo, Chief Financial Officer

Thomas Fuller, Executive Vice President, Finance

Dvir Salomon, Executive Vice President and Chief Technology Officer

Kristin Beischel, Executive Vice President and Chief Marketing Officer

Kerrin Parker, Chief Operating Officer, Broadsmart

C O N F E R E N C E    C A L L   P A R T I C I P A N T S

Ray McDonough, Oppenheimer

David Kanen, Kanen Wealth Management

P R E S E N T A T I O N

Operator:

Good afternoon and welcome to the magicJack Fourth Quarter and Full Year 2016 Earnings Call. Today's conference is being recorded. With us on the call today is Don Bell, newly named CEO.

During the call, we will make statements related to our business that may be considered forward-looking in nature under federal securities laws. These statements reflect our current views regarding the future only as of today and should not be reflected upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our annual report on Form 10-K which will be filed tomorrow, March 16, 2017, with the SEC.

Also, during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release issued after the close of the market today, which is located on our website at www.vocaltec.com.

I'd also like to inform you that magicJack's Directors and certain of its Executive Officers are participants in the solicitation of proxies from the Company's shareholders in connection with the Company's 2016 annual meeting to be held on April 19, 2017. Today the Company filed its definitive proxy statement and proxy card with the SEC in connection with the solicitation of proxies at a 2016 annual meeting. Shareholders of the Company are strongly encouraged to read the proxy statement, proxy card, and all the other documents filed with the SEC carefully and in their entirety as they contain important information. We will not comment on the proxy contest or the unsolicited informal takeover bid of Carnegie Technologies on this call. This call does not constitute an offer to buy or solicitation of an offer to sell any securities.

With that, I will turn the call over to Don.

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Don Carlos Bell III:

Welcome everyone. This is Don Bell, CEO of magicJack VocalTec. I want to welcome our shareholders, our employees, and analysts.

With me on the call today, I have a few familiar people and the new Executive Team. Gerry Vento is our former CEO. He is a continuing Board Member. I want to say, I really appreciate his support in getting to this point and the recent help transitioning the business to our team. Thank you very much Gerry. Jose Gordo is our CFO. Through May he has graciously offered to continue in that capacity in order to let us attack both of the dual tracks that we described in the press release, more forcefully between now and May—through now and May; thank you Jose for doing that.

Tom Fuller, Tom will become CFO in May. At the moment he is Executive Vice President of Finance. Tom and I have known each other for over a decade. We started working together at IPC. Most recently, last year, he advised the Board of a company that I was on the board of and Chairman of the special committee in a sale process; and he helped us decide should we double down on the Management strategic plan or should we do a market check and potentially sell the company. We decided to do the latter and it was a very successful transaction for shareholders. Tom is a distinguished—this is the first time I've hired a CFO but I've worked with a lot of them, both as a Director and as an Executive etc., over the years, and I've noticed that they kind of fall into two class. There are those who report the news and those who make the news. The reporting part means the mechanical elements of being a CFO which are very important—we have to have tight financial controls, our numbers need to be accurate, we need to get them out on time and report well, in a public setting that's very important. So I don't mean to diminish the importance of reporting the news. But in addition, in this moment, particularly for this Company, it's important for us to have a CFO who makes the news. What I mean by making the news is driving efficiency through the organization so that makes the profits. And then also being our partner on the Executive Team and helping us route any of the investments that we make in a very thoughtful ROI approach. And Tom has been—I've seen him distinguish himself in both of those respects and I have complete confidence in Tom.

Dvir Salomon is our CTO. He is a truly commercial engineer. He is the member of the Executive Team who is—of the new Executive Team who is already in the Company and he's been driving a lot of the technology up to this point. He is really a truly commercial engineer and by that I mean—when I say commercial, I mean that he is a scrappy businessman, as well as a technologist; and that's very important. He is agile in the way that he forms his teams and have them do their work. He is a great leader. I've observed his teams do incredible things for him, and Dvir has 55 people reporting to him across the world and he is incredibly important along with those 55 people to us as a technology company, and so I couldn't be more confident in Dvir, he is absolutely fantastic.

Kristin Beischel is our new Chief Marketing Officer. Kristin spent her career—has spent her career building massive customer acquisition programs for brands like AT&T, Sprint and T-Mobile; all this online. She and I ran a digital marketing program together in my company for a large consumer brand where we started spending at just $25,000 a month as we were—in media, as we were testing the waters for this brand. We ramped it up to eventually $5 million of media spend a month, one of the largest campaigns in the e-mail space on the web at that time and we generated $30 million per month at its peak in revenue for the brand. She is perfect to build out our web-first strategy. We're going to talk today a lot about our web-first and mobile-first strategy and in that context I think you can understand why Kristin was one of the first calls that I made when I started thinking about constituting our team a few months ago.

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The agenda for the call today is; first, we're going to talk about the strategy and I'm going to invite some of those people that I've just introduced to speak as well. I'd like you to hear from your Senior Executive Team. Second, we're going to go over our—the strategic alternatives process and describe what we're doing and why it's important. Third, I'm going to ask Jose to jump on and describe the Q4 financial highlights. And then we'll go into Q&A and Jose will be on the line, as well as Gerry to address any questions about 2016, as well as myself and our Executive Team to talk about the future and everything that we’ll go over on strategy.

Today, March 15, 2017, happens to be the 10-year and one week anniversary of this Company that started in 2007, on March 8, 2007. So this call is about where we're headed in the next nine months, the rest of 2017 and what that means for what we'll accomplish over the next 10 years. I think we're going to be a completely different—on a completely different footing on New Year's Eve of 2017 and that's going to say a lot about what that next 10 years will look like.

The first thing I said in the earnings release is that I'm very bullish about our future. Over the next five minutes I'd like to explain why.

Let's start with a walk-through of our existing magicJack business, selling the Go-product, the physical product. This is the jacked part of our strategy related to the physical product. We have two channels right now, direct online and indirect retail. The retail part accounts for 52% of our subscriber additions, and the online direct, the other 48% of subscribers. Let's look at the economics of that. Retail is approximately—it's about less than 5% contribution margin on the initial sale and first year of service, but the subsequent years are 89% contribution margin for each renewal year. So that's the backend model with basically a first year customer acquisition cost. With online direct, it's about a 60% contribution margin before media expense. Right now we're not spending a lot on media so we have a pretty low cap and our contribution margin is probably going to be around 50%. We also have an 89% renewal margin on those devices out in the field.

So over the years we've turned down a lot of acquisition marketing spend on TV because it wasn't performing as well, it was no longer as efficient; and right now we have a relatively modest effort online relative to what I've seen before. So we now have a relatively low CAC and a low CAC is not always a good thing because if it's a low CAC connected to high volume, it's great; if it's a low CAC connected to low volume, we don’t have enough volume to make up for churn then it's not such a great thing.

So we're going to be increasing our direct volume and we have been increasing our direct volume recently but not (inaudible), and so the web-first strategy and what Kristin is going to go about and discuss is going to have a lot to do with what we do online.

So back to being bullish, here is what we're doing in 2017 to improve on that set of facts for the jacked product. One, we have a new product and there is more value in this product and therefore it also lets us address a broader business. So where is the value from? We have a higher value proposition because we've already developed and are ready for production in Q3 a new device that has a new chip which has an eight times faster CPO which also enables four simultaneous lines instead of one. It's DECT-6 (phon) in order to enable it to be a desk-based station or a device supporting eight other handsets, headsets or speakerphones.

We have three line conferencing, auto attendant, many of the features you're used to seeing from competitors in the business segment and also with our e-link system but at a much lower cost of goods sold to us. This device is less than $10 more for us to produce than the Go and yet we can offer four times the lines, higher quality voice and the features that businesses and consumers value like auto attendant. It's a great combination; low cost for us to jack way up the feature set.

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Second, how are we improving in this area? We can do premium feature pricing. We're going to ship one device that can do everything but we're going to software enable the device through the network and switch things on and off, different feature sets based on what the customer wants to have in the set-up process. So that will allow us to potentially get small increments of revenue that still keep the value proposition extremely compelling for homes—for consumers for SOHO and whatnot but will add 100% gross margin of recurring revenue on those features and that's a big step up from what we offer now. So it could be a step-up in terms of revenue potentially but it's certainly a big step up in features. We don't yet know—we're going to go out and test and see are we going to push a lot more features and benefits to customers at a similar price, and therefore hopefully receive a higher return on our sales, have a higher volume of sales and a better retention rate or it could be and we find that the optimal point of the curve is to charge a little bit more as well while we try to achieve greater sales and a higher retention rate. But it’s hard to imagine that having a product with more features, more capabilities at a similar price is going to be less successful than what we are in now.

So let's look at the channel for a minute. We're going to do some investing in our retail channel. As I mentioned in the press release, we're shutting down and have shut down with some less promising ventures. All of that will have occurred by the end of March, and that includes our partnership with Telefónica, our HOTELiJack new initiative and particularly our—some of our redundant operations in Atlanta that we don't need for this. We’ve retained four amazing developers from Atlanta and one amazing person in marketing and otherwise we—much of its redundant with what we already have in the Company.

So I plan to expand in retail specifically. Tight now we have one employee who manages 52% of our new subs, managing those channels and I think that he could use some help and some extra tools. So we'll invest there. I visited our Walmart in Dallas, which is our biggest retailer by far, and when I go there I noticed immediately that we don't stand out on their shelves and I think we can do more. I'll tell you what does stand out at Walmart. It’s Straight Talk. That's their JV with TracFone and it stands out in its bright lime green boxes and point-of-sale displays. So I want to see what we can do to support our retailers to jack-up our branding a bit and stand out more on the shelf.

It's also helpful that we'll have more to offer in that box and that will be something we'll be able to do this year. The same is true at Best Buy, our second biggest retailer. UMA has better point-of-sale, better placement, they have great packaging and placement; and we're going to work on all of that. Fourth part of this is the Online Direct initiative which has the best margin and the most immediate speedback where we can optimize online and improve our offer, change pricing, change the media that we use, etc., etc.; and we can do that in a shorter timeframe than you would be able to do through a retail channel so we can make changes that we see in a week rather than a quarter.

Kristin is here to really blow out that web delivery. Offering more value in our product is an important part of that. Even though nearly half of our subscribers are online (inaudible) our new subscriber generation is online to Kristin in my eyes that there is a lot more we can do in a more systematic funneled process. Last, number five, is retention. We've done a lot to increase churn. We’ve done some really good—I’m sorry, to improve retention. However, there is more that we can do in the retention funnel, just implementing the full array of Web 2.0 (inaudible).

Adding all that together, once we launch more value into the market, which we can afford to do at comparable price points online and still hold our contribution margins, then I expect that our allowable CAC for acquisition increases, our retention increases and we change the slope of our subscriber base. That's what I'll call the ‘Jack’ side of the business. The game changer’s unJacked. To appreciate it we need to look at the context of the key trends in the market, some of which have been headwinds for us.

So what are those trends? There are four of them. One is cutting the cord. Two, bring your own device, specifically the smartphone; people bringing their smartphones and using them at their offices and they only want to carry one of them. Three, there is now a total acceptance and broad demand for web delivery services, everything from Salesforce to Dropbox. Those are SaaS models and UCaaS models in our area. And fourth, the process of buying and discovering what to buy is now largely on the web or it's increasingly on the web, so that's why we're going to be web-first in how we deliver unJacked, specifically.

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So these trends and in particular in the context of businesses align perfectly with our assets in a strategy we're calling unJacked. Our competitive weapons in this business in market are one, our cost structure; two, the agility of our ability to develop and work—and meet the needs of the market quickly; and three, our attention in getting brand promise which is magic. The first two weapons are really the brilliance of our founder's business plan 10 years ago. He knew he was going after the mass-market, volume; so he engineered into our DNA the lowest variable cost he could, and that meant that he built into the business and into our DNA vertical integration: we build everything ourselves.

Let me give you some examples of that. One, our VocalTec Network is a facilities-based CLEC with 35 locations hosting softswitches and can handle an astonishing 500,000 calls per second. Second, we own the code of our own super switch—super softswitch. It's a Class 4 and Class 5 switch and we have a team of our own developers in Dallas evolving it. Third, we write our own application code. Our innovation center is in Israel. In Poland we have a mobile innovation center. We have a great team of developers in Tennessee. And in Atlanta, we retained great developers from the SMB effort.

And fourth, as for the physical device, including the new one rolling out this year, we designed our chip in San Jose ourselves with a team led by Board Member, Dr. Y.W. Sing. In case you didn't know it, Y.W. was a founder of 8x8 many years ago. So from chip design to the softswitch code to the facilities-based CLEC network and application software, we own and build the whole enchilada. So we can control it, which makes us agile, and yields the lowest variable cost structure for a high volume target market. We can do mass market at shockingly cheap prices, easy to buy, easy to use products and that is the magic in our business model and the magic promise in our brand.

It's too easy, too low cost for what you can get—for what you get. It seems almost too good to be true. It must be magic. With unJacked we're talking—I'm sorry, with unJacked, we're taking those assets and using them in a mobile-first strategy that is on-trend with the consumer market and to bring your own device or bring your own smartphone business trend. We're delivering all the features via the cloud rather than the device. We’re using the CPU of the phone and the user can configure it right on their phone. We're going to sell direct on the web and it's a perfect fit because from click to download of a free trial can be in five minutes.

We have so much excess capacity in the network, over 90% available at peak usage, and our variable costs are so minimal that we're perfectly positioned to test premium models and trial offers and work people down the funnel and into additional feature sets. If you think about the bull’s eye of a target market, it's the GoDaddy market, which is under-served for business UCaaS telephony. There really isn't anything yet—any offer like this I would say on the market at this time. We want to be the GoDaddy of telecom and I think these—this group of assets we're positioned to start that in 2017.

Before I turn to the team to explain this a little more and take your questions; I also want to talk about Broadsmart and I should put a nail—a pin on the map. unJacked is coming out in 2017. We're going to be ready with a trial in the third quarter and we're going to be rolling it out on the web in the fourth quarter at a minimum.

So, with the addition of Broadsmart, what do we have? We cover the entire range of business communication needs from the mass market and basic needs to complex multi-site developments, deployments for enterprise customers and high demand customers like call centers. We've hired in Kerrin, an experienced and entrepreneurial operator who has been through our stage of development some time ago and she knows how to systematize our operations so we can predictably scale our monthly recurring revenue base.

Broadsmart actually isn't as distinct from magicJack as people generally assume, it's—at least it won't be in the near future. We've migrated traffic to our—on to our VocalTec Network which allows us more control over SLAs delivered to our clients than through a third-party and also notably it was the top expense line—variable expense line on our profit and loss statement for Broadsmart.

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Dvir and Kerrin can speak to how incredible that VocalTec Network is for business customers of Broadsmart. Also the majority of our businesses like that of most other competitors is 25 seats or less, and many of those feature sets that they actually buy are better aligned with what we provide via our own switch in the unJacked architecture; so we can leverage that asset instead of licensing third-party software that's more expensive. And the more we use our resources to meet the actual needs of customers the better value we can offer them relative to competitors and this snowball starts rolling down the hill from there.

MagicJack will remain our mass-market brand for SOHO and consumer and Broadsmart is our professional services team and brand for more complex SMBs and distributed enterprise subscribers.

Now let's talk about the strategic process—actually let me break for a second here. I'd like to hop into the strategy and then I'm going to come back to the strategic process. With that, I'll ask Kristin to discuss the rationale for the market that we've chosen and then we'll go to Dvir, Kerrin will continue with—and then I'm going to come back to strategic process and then go into the financials.

Kristin Beischel:

Thank you, Don. So as EVP and Chief Marketing Officer, I'm focused on three things to drive the growth of magicJack. The first is driving new customers with the proven core product. So we still have a lot of room for improvement and productivity on the marketing side, now this is my first week on the job but my first order of business was learning about what's been tested in the past and I immediately launched a low-risk digital media test to get a sense of how much opportunity exists in growing subscribers in our core business.

The second strategy is reducing churn in our core business with new retention and customer service initiatives. And the third strategy which is what we're most excited about, Don touched on it at a little bit but we're building a mobile-first, web-first product for small businesses and internally we're calling that product unJacked. So as we looked at the performance of the SMB operation, it became immediately obvious to the new Management Team that both the product and marketing of it were not really aligned with today's small businesses.

So—there are 29 million SMBs in the US. The vast majority of those are non-employers or home-based, so 26 of those 29 million are considered micro or having one to four employees. So let's say that John Smith is running a local plumbing business and he has three employees and each person has their own mobile phone but none of them want to carry a second phone. John's an entrepreneur, he wants to grow his own business so he wanted to look and feel professional. What if he could have a way to set up his business phone system in five minutes where he creates phone numbers for each member of his team, when someone calls his main number he wanted to say, “Hello. You've reached Smith Plumbing. If this is a plumbing emergency, press one; for John, press two; for Matt, press three and so on.”

UnJacked is here to help millions of small businesses feel big. So our product vision is driven by two consumer needs; number one is creating value for a massive and under-served SOHO market. The second piece is enabling customers to interact with our products in a way that's convenient for them which is mobile-first. So we'll target small business owners and freelancers who want multiple lines but only one phone, then we'll close the sale online, deliver the product online which produces the highest margin, and it enables us to quickly optimize marketing spend.

So we'll develop a professional feature set that's valued by SOHO business owners; we'll enable those business owners to actually set up an entire business phone system in five minutes with an easy to use mobile app that really centralizes all customer activity. So this is very different than the available options for small businesses today. And then of course we'll offer a desk phone that supports wireless handsets and headsets, conference phone capabilities if that's what’s desired by the customer. But really, if we think about the former SMB operation; another major difference between our new strategy and the former one is that unJacked will be marketed and sold exclusively online. So that enables much quicker optimization and scale. So previously there was a lag between digital media performance and inside sales rep performance which really limited the team's ability to optimize the marketing campaign. In effect, the former team was unable to turn on and off digital media placements in real-time.

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So with the purchase experience that's fully online, with the media insight into what's working and not from a messaging, media, pricing perspective and what this creates is a success driven campaign rather than upfront investment in G&A. And my career has been centered around building massive acquisition campaigns just like this for national brands so I can appreciate how critical it is to quickly test and optimize marketing programs.

The last piece that's really exciting is that we're actually able to repurpose the technology and retain key development and marketing resources from last year's SMB initiative. So when this new Management Team was assembled there was kind of a meeting of the minds. When we meet Dvir, the CTO, his team was actually already adapting the original SMB product to work seamlessly as a cloud platform. So we were all really excited.

With that I will turn it to Dvir so he can talk about the technology organization and how it relates to our new strategy.

Dvir Salomon:

Thank you very much Kristin and thank you everyone for joining us today for the call. In the next minutes I would like to focus my comments around two areas. I would like to talk about our readiness to execute the unJacked strategy and I would like also to let you know a little bit about the value of our network.

Over the past year, our technology investment strategy focused on the company’s product delivery infrastructure. This ongoing initiative enhanced our ability to explore new opportunities, improve customer experience, and deliver new products to the market.

The unJacked strategy is an outcome of several quarters of investment and work in the SMB business units. In parallel of actively offering the (inaudible) solution for several months we were developing solid business level, business grade companion app for the SMB. Based on the market research we conducted on the fourth quarter, it's become apparent that the SOHO business customers were looking for the mobile-first, mobile-only device, the unJacked. Our internal unJacked initiative led us to establish dedicated in-house mobile development team.

The team is better positioned to interact with our established Product Development Management Team and leverage our core product delivery platform. The result: (inaudible) delivering high quality (inaudible) mobile product. From a technical perspective, we are consolidating the SMB development team into our core development group and leveraging the source code of the magicJack for businesses companion app which you may know, it's already available for the App Store for existing SMB customer.

Based on the current plan, I believe that we’ll be ready with a solid prototype for the unJacked by early Q3 2017. I would like to add that I recognize that we have challenge in making delivery timeline in the past. During the few months, the past few months, we have allocated dedicated mobile development resources to drive delivery and quality performance. In addition, we are leveraging proprietary technology which was developed for the most of 2015. So with regard to our ability to make unJacked target date, I feel highly confident.

Turning to the network; we believe it's the most unique assets in our industry. Our proprietary fully owned CLEC network which is fully licensed in 49 states allow us to offer ultra-low cost, unlimited US telephony service with pricing that we believe is unmatched in our industry. I would like to share with you some data points regarding our network.

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The network is well diverse, over 35 locations, co-location sites through the US. We are leveraging both public and private clouds. Definitely state-of-the-art setup. Currently the network is underutilized and we are running less than 10% for the network capacity. Our CLEC network is fully integrated with our in-house developed on-site softswitch. The (inaudible) is Class 4 and 5 platform which allow us to also feature the functionality (inaudible) of our other competitor without incremental costs. We can offer key business level features (inaudible) standard to SMB customers without paying third-party licenses enabling us once again to pass unmatched price to our customers.

Moving forward, our network will continue to be a critical part of the magicJack value proposition. I will talk a little bit—yes, please go ahead.

Don Carlos Bell III:

No, please go ahead.

Dvir Salomon:

Okay, just want to finish by saying that our next-generation device, also known internally as the Phoenix, is targeted to be released this year. The Phoenix is based on the latest (inaudible) technology, integrated DECT wireless functionality with new (inaudible) platform which is basically eight times faster than the current generation of the magicJack Go device. This performance advantage enables magicJack to deliver more sophisticated features to both residential and SOHO market segment.

Don Carlos Bell III:

Thank you Dvir. I just wanted to point out one thing, highlight one thing that you said about the network and the excess capacity. So that is something that we can utilize both in Broadsmart and in the software that we're talking about in unJacked. And I'd like to personally discuss what it means for Broadsmart, or Kerrin in just a moment. With respect to unJacked, if you think about what we're going to do on the web, that means that we can with a product that we're offering and people are downloading it with no incremental software cost just because we haven't licensed the application, we haven't licensed the switch and we have all of this capacity in our network, it means that we can do premiums models for example; it means that we can do trials, 30-day trials or whatever seems to work well for us and free works very well on the web in order to draw in customers and then move them down the funnel. So we have a lot of flexibility that we wouldn’t otherwise have if we didn’t have that much excess capacity in the network, if we didn’t own all of these elements of our offer ourselves and it’s a tremendous weapon that we could use competitively out there.

So turning from there, I'd like Kerrin Parker—if you could please speak about Broadsmart and what your priorities are for this year?

Kerrin Parker:

Sure, thanks Don. So as with most subscription businesses, my goal at Broadsmart is to generate profitable, predictable recurring revenue growth. Having spent the past 20 years scaling subscription businesses, I believe there is a formula for driving predictability and growth. Broadsmart has some great assets to leverage. We have an excellent operational and service team that's able to design and deploy highly complex network and voice solutions quickly and efficiently across the US. They have strong strategic relationships and a loyal customer base. By leveraging the existing VocalTec network, as Dvir and Don pointed out, for CLEC services, we’ve been able to reduce our carrier spend on origination, termination, telephone numbers and 911 by more than 80% in the last 60 days. We continue to investigate and drive additional cost synergies in various operating areas. These cost advantages offer a truly unique opportunity. Which brings me to our immediate priorities.

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In order to drive predictable growth, we need to increase our leads and consideration rate in the SMB and midmarket. We’ll refine and reprice the Broadsmart offer to pass some of the recent cost savings on to the customers in the form of highly competitive retail pricing. We’ll diversify the current customer acquisition model by targeting new acquisition channels, specifically as you heard Kristin talk about, online lead generation, recruiting additional channel managers and channel partners, and designing a channel incentive program that will drive additional opportunity volumes. We’ll invest prudently along the way in tools and systems to support quote-to-cash automations that will ensure service delivery cost scale efficiently with sales volumes. If the product is priced competitively, easy to buy, and easy to use, we’ll deliver both profitable and predictable recurring revenue growth.

Don Carlos Bell III:

Thanks, Kerrin. So typically on these calls going forward, we're going to do a lot more about financials than today but it was important for you to hear from our Executive Team and from myself and really to talk about strategy, our new strategy. The other unusual component of this call before we turn it to the financials is the strategic alternatives process that we announced today. So I wanted to give you some context for that.

As described in the proxy that we filed earlier today, we've received several bids in the 850 to 950 range. These were unsolicited bids and they were coming in quite a long time after the inconclusive strategic alternatives process that occurred in 2015. These bidders are at varying points in their diligence and one is fully financed and another at a comparable valuation range is from a bidder with available capital and a recent demonstration of closing a similar and even larger go-private transactions. That means we have more than one credible bidder in this range.

We have a critical mass of activity and the Board and I agree that the best path at this point given the nature of the bids and bidders that have recently emerged is to organize all the current bidders into a structured process that we control and also expand the scope of the bidders. So that's what has been publicly announced strategic alternatives process is about. The new products that we're launching in 2017 and the significant expansion of our addressable market opportunity, via unJacked in particular, could be of greater interest to strategics than the consumer business alone was in 2015.

So all this means is that a proactive publicly announced strategic alternative process is in the best interest of the shareholders right now and the Board and I are completely aligned on that. So I have two priorities in the near term: to execute against our business strategy and through that unlock the intrinsic value available to our Company and shareholders when we get this special collection of assets organized and people attacking the business market as magicJack and Broadsmart can in this on-trend and mobile-first/ web-first strategy. That's one. And then also, in the very near term, to draw on my experience over the past 20 years running sale processes as an investment banker, as a senior executive and as a public director, independent director of other companies. As you can see from my bio in recent years, starting in 2006, I led the sale of IPC to SilverLake for double Goldman's acquisition multiple. It was an $805 million transaction. On the first telecom board I served on, NGS as a public director, in 2013, I was on the special committee of the board that ran that process and that was also at a top multiple and great outcome for shareholders at $165 million.

And then last year, I served as the Chairman of the Special Committee for Telecommunications, the Board of Telecommunications services which we sold to a strategic ComTech Communications last February for $431 million. The first meeting that I had that I called immediately after the Board appointed me CEO last week was with Bank of America Merrill Lynch, our senior banker, and I asked that the senior banker meet us and some of the people on my team directly after that meeting. And then over the weekend (inaudible) just want to take them through the strategy and start getting going and then in fact today we had our group meeting and we are looking at timelines and whatnot. I'm not going to comment on them, I'm just giving you a sense of the pace here.

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So, also over the weekend, I engaged the same Brian Cave’s legal team that I worked with on TCS and served the Board of TCS and it did such a great job representing the Company through what was actually a pretty complex transaction process, which was also publicly announced at the time. So the Board has now formed a special committee of the independent directors, Izhak Gross and Richard Harris, to work with me on a daily basis on this effort. With the full support of the Board and this team of advisors in place, I can say we're well-resourced for this urgent task.

So my goal while building as much intrinsic value in the Company as possible is to maximize the choices and amount of value that accrues to our public shareholders to you. So now it's a great time to turn to the financials. I'd like to ask Tom to address the process of transition, the finance organization and what his priorities are over the near term. And then Jose will say some words about the 2016 results and then we'll open it up to questions.

Thomas Fuller:

Thank you, Don. As Don mentioned, I'm very grateful to Jose for agreeing to stay on his role as CFO through the reporting of our Q1 results. I think this will ensure that we have a very effective transfer of responsibilities and that I get a full capture of the institutional knowledge in the Company, while also providing the necessary bandwidth that we will need to deal and dedicate to the dual track strategy.

During the transitional period, I'm going to be very much focused on developing a full understanding of the financial outlook of the Company, including of course the continued focus on cost reduction opportunities, cash generation and fully understanding our investment needs. This review will enable us as a Company to provide you with greater clarity on our outlook and 2017 guidance on our next earnings call. Finally, I'd like to say—to take this opportunity of course to say that I actually am very excited to be on board. I think this is a great opportunity and I am very excited about the future of magicJack.

With those brief comments, I'd like to hand over to Jose to discuss our 2016 financials.

Jose Gordo:

Thank you, Tom. Good afternoon everyone. During the fourth quarter of 2016, total net revenues were $23.8 million. Key contributors to total net revenues in Q4 were $14 million of renewal revenues $3.1 million in magicJack device sales and $2.7 million in Broadsmart-related revenue. Results during the quarter include 95,000 device activations as well as a churn rate of 2.4% which was consistent with Q3 of 2016. We ended the year with 2.15 million devices subscribers. Our GAAP operating loss and net loss attributable to common shareholders were $100,000 and $1.3 million, respectively.

Turning to our non-GAAP results; during the fourth quarter of 2016 Adjusted EBITDA was $3.7 million and non-GAAP net income was $2.2 million or $0.14 per diluted share based on 16.1 million weighted average diluted shares outstanding. Excluding the impact of discrete tax items for the quarter, our effective income tax rate for the full year would have been 34.6%. And for the full year 2016, we generated net revenue of $97.4 million and Adjusted EBITDA of $25.3 million, which is in line with our guidance of approximately $97 million and $25 million, respectively.

Consolidated operating cash flow was $2 million and free cash flow was $1.7 million for the quarter. On our balance sheet, as of December 31, we had cash and cash equivalents of $52.4 million and no debt. Our deferred revenues decreased quarter-over-quarter to $92.7 million from $95.1 million.

With that, let me turn the call back to Don for some remarks.

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Don Carlos Bell III:

Thank you, Jose. So to wrap up what we just talked about, we have a new Executive Team which was selected to execute a specific strategy, we’re launching a new device with much greater capabilities than the one on the market today and at minimal incremental COGS. We have an exciting strategic opportunity in SOHO that has the right investment profile given the fact that we are leveraging existing assets and new technology, much of which was developed in 2016 and 2017. What I mean by right investment profile is that if we were any other company, we’d have to go build the CLEC and the brand, etc., etc., etc. Instead, we have all of those things. So what we're going to be investing most of our money on as we blow this out is customer acquisition and that's something we can do at a very—we can (inaudible) first like Kristin and I did it on the other campaign and then hopefully we do get to a massive campaign and a big success in the market. But it's on a performance basis rather than a sum-cost basis or an SG&A basis.

Next, we're shutting down the distractions, and I appreciate the work that the employees did on those programs and applaud people for trying something new. They didn't work out as well as we hoped and so it's time to move on and focus our efforts. But those were—there was a valiant amount of effort provided by people in the Company. So despite the fact that we're closing it down, I just wanted to thank our employees. We'll be shutting down HOTELiJack, the partnership with Telefónica and the duplicitous staff in Atlanta that aren’t required for this mobile-first/web-first SMB strategy. We have an experienced operator at the helm of Broadsmart to work with Tom and Tim on scaling that business and we're proactively engaged with our public investors and those who might like to own the future in order to maximize shareholder value and we have an experienced team executing on that strategic alternatives initiative.

So with that, I would like to open to questions please.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

Don Carlos Bell III:

Okay, great. I believe you have a question.

Operator:

Yes. We'll take our first question from Ray McDonough with Oppenheimer.

Ray McDonough:

Great. Thanks for taking my questions and welcome everyone. Just in terms of timelines on the strategic review, I know it might be difficult to get any formal timelines but given the fact that you do have a number of bids in hand it seems, do you have a certain sense of when you would like to see it finalized or at least present one bid or one final bid to shareholders?

Don Carlos Bell III:

Thank you, Ray. What I can say is we're urgently running at aligning the bidders. The current bidders are on the same footing. So we have a few that are—when we look at them that are of comparable merit in terms of their ability to close a deal and also some more than others may be more or less strategic about looking out to the future rather than just leveraging off of the past. And so what we need to do is since we do have multiple credible bidders is make sure that they all have time to catch up with each other in diligence. So to some extent the existing bidders are throttled by them having to catch up with each other and it's not something where we're inserting a delay in there. That wouldn't be natural.

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There's really two ways of going about this. One could—we could negotiate a sale and a purchase agreement if the Board thought that its particular value was worthwhile, we could negotiate its own purchase agreement and proceed to a ‘go-shop’ after that which any bidder would expect from us to a go-shop period.

And in that case what we're doing is we're effectively having a strategic—we're having an auction or we're having it after we signed up one bidder. That's not as optimal as instead moving that go-shop in front of signing up with any particular bidder if one emerges with a winning bid. So instead what we're saying is let's be proactive. By doing it this way, we will engage anyone who could be interested all at once up front and we would most likely not need that go-shop period afterwards. So that's the structure that we're doing. I don't think it really delays more than would be necessary anyway since these bids came in unsolicited and therefore not of the same timeframe.

Ray McDonough:

Great. That's great color. And then just shifting over to more on the business, obviously. I know the SMB platform and Broadsmart have been running on two different platforms and it sounds like you're planning on consolidating that. I know it's very early in the process but is there anything you can quantify in terms of preliminary cost savings from doing so or how long it might take for that migration to occur and any targets you may have to move the existing Broadsmart base over to the magicJack platform?

Don Carlos Bell III:

Okay. So I know that there's going to be a lot of interest in talking about numbers today and I really have to defer that until the May discussion. So the quarter is closing very soon as you know and in May we'll be coming out with guidance and we'll be much more prepared to talk about all these things. I can say that we're already saving on COGS in Broadsmart and that's about it. But we'll give you much more clarity on that; unless Jose, you want to say something on that?

Jose Gordo:

No.

Don Carlos Bell III:

That’s fair. Okay.

Ray McDonough:

I guess just to follow-up on that. I mean do you think you can move the majority of Broadsmart seats over to the magicJack platform? Is that something you identified or have any integral goals or aspirations around?

Don Carlos Bell III:

Kerrin, would you like to please?

Kerrin Parker:

Yes, this is Kerrin Parker. So I don't think that immediately we will look at a mass migration between the platforms, but we would start delivering the lower end SMB opportunities where the feature set was appropriate on the magicJack network going forward, the VocalTec Network going forward. So we don't have an immediate strategy to migrate existing base.

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Ray McDonough:

Great. And then just on the strategy to shut down the HOTELiJack initiatives and the Telefónica partnership. Is that purely a function of investments in the sales force and the heavy lifting that goes along with those distribution channels or is there something else in the economics that you came in and saw and decided to shut down? Is there anything else that was unattractive or is there any other opportunities maybe to revisit later on?

Don Carlos Bell III:

I don't believe we'll be revisiting them. So here's—it's also opportunity, cost, and focus as an organization. If one has 10 units of energy that we can spend and we spend it on te10n different initiatives we get one unit of progress on each of those initiatives and to some extent that's what we were doing. We had spread ourselves around a bunch of different things and that makes sense if you haven't decided that one is so valuable and compelling that you really want to focus on it.

So part of it is economics looking at those at that basket of initiatives and in the aggregate we weren't going to make money on it in 2017. So some a little bit of contribution, others a little bit of spend but net-net we weren't getting anywhere in 2017. So this is a very easy and quick decision when on the other side of the ledger we have unJacked and on the other side of the ledger we have Broadsmart and the opportunity to build in our business section. So when we looked at what our goals are strategically and putting all of our energy into becoming a major force in business, UCaaS, it's just—there is such an opportunity cost that rather—I'd rather spend the money on acquiring customers, I'd rather spend the money on investing in our retail channel, save the capital and not be so diverse in what we're going after. There is plenty, plenty of opportunity in what we're focused on right now. It's super exciting and it's here in 2017.

So it was really very easy to make that decision. Same with the SMB effort in Atlanta. We learned—we have pulled out of that, all of the technology that was developed. So that was a very useful investment. There is another part of it where we had invested as a Company into a sales model and service model and a duplicative structure that we—in another city that we don't need and in fact what we really need to understand is that we have consumers here and we have SOHO here and the distinction between them isn't that great and they need to resolve into the same website and the same flow. If somebody decides that the offer that is less expensive and more common of a consumer is what they buy, great. And if somebody comes in from the consumer funnel and says, “I like that auto attendant. Maybe I'd like to have two lines,” then they end up in an offer that may be more typical of the business.

When you go to buy an iPhone, they don't have an iPhone for business and an iPhone for consumers but people kind of divide themselves among which level of phone they buy or which level of computer they buy. That's where we are. So I think the opportunity to be the GoDaddy of Telecom, I just love that. The market that they go after, I love how effective they've been in it and the way that they start with what is a low sale domain, and they go from there in other recurring sales. It's a great model if you can do it at scale; so that's why.

Ray McDonough:

That's great color and much appreciated. Just—maybe two more for me; just more housecleaning items. Did you guys give out the paying user based on the application this quarter? I didn't catch it if you did. And then just on the Broadsmart revenue, it looks like it declined a bit sequentially. Any color around why that might be, if it was just increased churn or anything else that might have affected the revenue run rate this quarter.

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Don Carlos Bell III:

So we're just over 200,000 in paid subs, I believe, on the Magic app. I think going forward there's going to be one consolidated app. So I think the team will probably be talking more about that on the next call. In terms of Broadsmart, we did have a couple of customers turn-off. In the medium to long-term, we see a very robust pipeline there in general, and we think we're going to start—we've added some sales resources. We really believe we're going to start seeing some real progress on the recurring revenue front but just in the short term we did have a few customers turn-off.

Ray McDonough:

Great. Thanks for taking the questions.

Don Carlos Bell III:

Ray, let me just add one more thing on that. We also had lower non-recurring revenue. So the MRR (phon) really declined a little but the non-recurring revenue was what was really impacting the number more.

Ray McDonough:

Okay, great. Thanks.

Don Carlos Bell III:

All right, we have another significant shareholder on the line, David Kanen. David, what is your question? Welcome.

David Kanen:

Okay. A couple of questions. First, I would like to welcome you aboard and congratulate you and your entire team. So the first question is in regard to the two-pronged focus; the first part of it being the strategic alternatives process. So the 950 bidder that has full committed financing; is this bidder A or bidder B that you alluded to in the preliminary proxy?

Don Carlos Bell III:

Bidder A.

David Kanen:

It’s bidder A. I see. Okay, and is this a strategic or a financial buyer?

Don Carlos Bell III:

It's a financial buyer.

David Kanen:

Okay. And then a question for Jose.

Don Carlos Bell III:

I'll add to that. We don't have any strategics in right now and that's one of the things I think we need to see if we can rectify. I think there is a lot that's exciting about what we're doing and as you know, as strategic is able to potentially have synergies that others don't as well as to sometimes pay premium because of their focus on growth and outlook. And so that's something we need to test for the benefit of our shareholders and we can do that pretty quickly.

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David Kanen:

Yes, of course. And then a couple of questions for Jose, more housekeeping questions. In Q4, can you quantify what the spend was related to Atlanta and magicJack for business so I can kind of add that back on a pro forma basis?

Jose Gordo:

About $3 million flat, David.

David Kanen:

Okay. So in theory if we were to shut it down completely which we're not going to do, we would have had $6.7 million in Adjusted EBITDA, is that correct?

Jose Gordo:

That's about right, that's correct. A little bit more.

David Kanen:

Okay. And then Jose, in your—I think it was in your last 10-Q, I found…

Jose Gordo:

I'm sorry. Did you say $6.7 million consolidated? Do you mean with core plus SMB?

David Kanen:

You're saying that—right, you did $3.7 million in Adjusted EBITDA, so the spend was $3 million for Atlanta fully-loaded, so it would have been $6.7 million had it not existed, correct?

Don Carlos Bell III:

That's correct. Yes.

David Kanen:

Okay. And then, Jose, there is a disclosure, I don't know if it was in the third quarter 10-Q or the second one, like buried in fine print, there was a disclosure of $1.2 million spent for “a consumer product that was going to be launched in Q4.” I never heard anything about it. Could you just explain to me what that was and if that had any effect on Q4 numbers?

Don Carlos Bell III:

David, this is all in that basket of the new initiatives in the past. In the aggregate, we weren't going to make money from that group. We're shutting all of those things down. The only thing I would say is in that whole basket is the applications, and instead of viewing those as separate products, those are part of the offer and for Jacked; there will be supplements to Jacked and also to unJacked.

So, we're really blurring the lines between whether you get—you use this on a device with an application, whether you get a physical—and oftentimes in an office environment, people are going to be doing both, they'll have their conference phone like the one we're talking on right now, connect—which is a ShoreTel phone, connected to one of our base stations, which is the new product coming out, and the people sitting around the desk could be—with me right here could be on their mobile devices on just the software itself, and yet all of us are using corporate numbers, we're all using—none of us are paying or using our data plans, I'm sorry our minutes, and it all goes through the CLEC network, etc.

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So we're unifying all these entities. I don't want to focus any—I have spent very little time on those other initiatives, and I don't want to focus anybody on them. But thank you for the question, David. And by the way, thank you for bringing Alan Howe to the Board. I've enjoyed getting to know him and really will enjoy working with him. We have a great relationship going and he's going to be a great addition. Thanks.

David Kanen:

Okay. And then just one more follow-up, as a subscriber, I receive the e-mails and much of the marketing, and I was offered a subscription to YipTV. Can you elaborate on that? Are you getting any traction, and if you can, any details that you could provide on the financial arrangement?

Don Carlos Bell III:

I'm sorry, I really can't. I don't—Jose, if you know anything, sure.

Jose Gordo:

Dave, there's nothing material in our financials on that, it's a Tesco market that we've done, and there is a revenue share there in place. It's at a very early stage, so we really don't have any material results to discuss.

David Kanen:

Okay. All right. Good luck guys and I will continue to track it. All the best.

Don Carlos Bell III:

Great. Thank you.

Operator:

At this time, there are no further questions. I'll turn the conference over to Management for any additional or closing comments.

Don Carlos Bell III:

Thank you, shareholders. I look forward to serving you, and with this team, I'm extremely excited about the path we have ahead of us. It will be great to look back at the end of 2017 on December 31, and see what we've accomplished. This Company is going to be at a tremendously—it's going to be a very different point in its momentum. I appreciate the employees that joined on the phone. I look forward to meeting all of you in the various offices over the next several weeks, and we're off to a great start. Thank you.

Operator:

That does conclude today's conference call. Thank you for your participation. You may now disconnect.

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